Exhibit 99.1

Deckers Outdoor Appoints Peter Worley as Teva Brand President

    GOLETA, Calif.--(BUSINESS WIRE)--March 17, 2006--Deckers Outdoor Corporation (NASDAQ: DECK) today announced it has hired Peter Worley as Teva Brand President. In this role, Mr. Worley will be responsible for all aspects of the Teva brand and will report directly to President and Chief Executive Officer, Angel Martinez. Mr. Worley replaces Carlo Lingiardi as Teva Brand President who was injured in a cycling accident on October 12, 2005.
    Mr. Worley, age 45, brings over 20 years of industry experience to Deckers. Most recently, from October 2005 to March 2006, he served as Vice President of U.S. Sales with K-Swiss, Inc. (NASDAQ: KSWS), where he managed a sales organization comprised of 7 regional vice presidents, 7 key account directors, and approximately 45 independent sales representatives. Prior to that, from May 1996 to October 2005, he was Vice President of Product Design & Development with K-Swiss. In this role, his responsibilities included hiring and organizing design and engineering teams, implementing a cross-functional team approach to category management, and creating design and development time lines. From 1991 to 1996 and from 1986 to 1989, Mr. Worley held various managerial positions with Reebok International Ltd., including General Merchandise Manager, Tennis Marketing Director, Classic Marketing Director, Cross Training Marketing Director, Cross Training Product Manager, and Cross Training Promotions Manager. During his tenure at Reebok, he helped develop advertising and in-store point-of-purchase campaigns, worked with key national accounts to customize introductions, and played an integral role in the creation and introduction of the Preseason and Running Cross Training concepts. Mr. Worley also served as Sports Product Manager of the sunglass division of Bausch & Lomb from 1989 to 1991. He began his career with Dave McGillivray Sports Enterprises as Promotions Manager in 1985. Mr. Worley received his Bachelor of Arts degree from Principia College in Elsah, Illinois.
    Angel Martinez, President and Chief Executive Officer of Deckers Outdoor Corporation, stated, "We are extremely pleased to welcome someone of Peter's caliber to our organization and believe his skill set will be a tremendous compliment to our existing leadership team. Peter's expertise in sales & marketing, strategic planning, design and development, product merchandising, and licensing will greatly support Teva's mission to become the premier outdoor performance brand in the marketplace."
    Mr. Martinez further commented, "In October 2005, our former Teva President, Carlo Lingiardi, suffered multiple injuries in a biking accident. I am pleased to announce that Carlo has made important progress in his recovery and we continue to wish him all the best during this difficult period."
    Deckers Outdoor Corporation builds niche products into global lifestyle brands by designing and marketing innovative, functional and fashion-oriented footwear, developed for both high performance outdoor activities and everyday casual lifestyle use. The Company's products are offered under the Teva, Simple and UGG brand names.
    All statements in this press release that are not historical facts are forward-looking statements, including the Company's expectations for long-term success of the Teva brand, among others. These forward-looking statements are inherently uncertain and are based on the Company's expectations as of today, March 17, 2006. In addition, such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those expressed or implied by such forward-looking statements. Many of the risks, uncertainties and other factors are discussed in detail in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2005. Among these risks and uncertainties are the challenge of managing the Company's brands for growth, the Company's ability to anticipate fashion trends, product mix, the success of new products, the sensitivity of Teva sales to seasonality and weather factors, conditions in the general economy and in the retail environment, the effect of consumer preferences and other factors discussed in the Company's filings made with the Securities and Exchange Commission. The Company disclaims any obligation to update or revise any of the forward-looking statements in this news release.

    CONTACT: For: Deckers Outdoor Corporation
             Company: Zohar Ziv
             Chief Financial Officer and Executive Vice President of
              Finance & Administration
             (805) 967-7611
             or
             Investor Relations: Integrated Corporate Relations, Inc. Chad A. Jacobs/Brendon E. Frey
             (203) 682-8200